Exhibit 99.1

News Release

Westlake Doubles its Portfolio in High-Growth

North American Building Products Market

•	Company completes acquisition of Boral Limited’s North American building products businesses for $2.15 billion

•	Adds leading brands in premium roofing; siding, trim and shutters; decorative stone; and windows

•	Additional product lines will broaden Westlake’s footprint into the fast-growing housing and light commercial markets in North America

•	Combination brings opportunity to offer more sustainable products to housing materials market

HOUSTON – October 1, 2021 – Westlake Chemical Corporation (NYSE: WLK) today announced that it has completed the acquisition of Boral Limited’s North American building products businesses in roofing; siding, trim and shutters; decorative stone; and windows for $2.15 billion in an all-cash transaction.

“This transaction effectively doubles the size of our portfolio in the high-growth North American building products segment,” said Westlake President and Chief Executive Officer Albert Chao. “The North American building products segment, based on market analysis for new construction and remodel and repair, is expected to grow by approximately 15% during the next three years, and Boral’s high-quality architectural solutions and premium products will help us extend our leading position in the North America building products segment. We look forward to welcoming the Boral employees to the Westlake family and realizing the tremendous opportunities to grow the combined businesses.”

Boral’s North American building products businesses employ approximately 4,600 employees at 29 manufacturing sites in the United States and Mexico. Boral’s North American building products businesses generated revenues in excess of $1 billion during the fiscal year ended June 30, 2020.

“We believe that this acquisition makes our business much stronger today,” continued Chao. “With this acquisition, we have significantly increased scale, added product and geographical diversity, improved our sustainable products positioning, and enhanced our growth prospects. We expect the deal to be accretive to earnings in the first full year of combined operations.”

The acquisition comes after Westlake recently closed on its acquisitions of Dimex LLC, which processes recycled plastic materials to manufacture home and lifestyle products, such as landscape edging, home and office matting, and marine deck edging; and of LASCO Fittings LLC, a leading designer, engineer and manufacturer of injected-molded PVC fittings.

The acquisitions position Westlake at the forefront of the burgeoning building products and construction markets, with durable and sustainable materials and create opportunities for further product innovations.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company’s website at www.westlake.com.

Forward-Looking Statements

The statements in this release that are not historical statements, including statements regarding the expected benefits of the transaction, including expected synergies, accretion and growth, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond Westlake’s control. Actual results could differ materially based on risks and uncertainties described in Westlake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the Securities and Exchange Commission (“SEC”) in February 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC in May 2021, Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which was filed with the SEC in August 2021, recent Current Reports on Form 8-K, and Westlake’s other SEC filings. These filings also discuss some of the important risk factors and other factors identified that may affect Westlake’s business, results of operations and financial condition. Westlake undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

Media Relations – L. Benjamin Ederington – 1-713-960-9111

Investor Relations – Steve Bender – 1-713-960-9111